EXHIBIT 23(H)(2)

                     FUND ACCOUNTING SERVICING AGREEMENT



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                     FUND ACCOUNTING SERVICING AGREEMENT

      THIS AGREEMENT is made and entered into as of this ___ day of December, 1999, by and between The Legacy Funds, Inc., a Delaware business trust (hereinafter referred to as the "Company"), and Firstar Mutual Fund Services, LLC, a Wisconsin limited liability company (hereinafter referred to as "Firstar").

      WHEREAS, the Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

      WHEREAS, the Company is authorized to create separate series, each with its own separate investment portfolio;

      WHEREAS, Firstar is in the business of providing, among other things, mutual fund accounting services to investment companies; and

      WHEREAS, the Company desires to retain Firstar to provide accounting services to The Legacy Growth Fund and each additional series of the Company listed on Exhibit A attached hereto (each, a "Fund"), as it may be amended from time to time.

      NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and Firstar agree as follows:

1.    APPOINTMENT OF FUND ACCOUNTANT

      The Company hereby appoints Firstar as Fund Accountant of the Company on the terms and conditions set forth in this Agreement, and Firstar hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement in consideration of the compensation provided for herein. In performing its duties hereunder, Firstar will (i) comply with all applicable requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Investment Company Act of 1940, as amended, and the applicable rules and regulations thereunder and any laws, rules and regulations of governmental authorities having jurisdiction, (ii) with respect to accounting matters, comply with generally accepted accounting principles as from time to time in effect and (iii) act in conformity with the instructions and directions of the Board of Trustees of the Company and such officers of the Company as may be designated for such purpose by the Board of Trustees from time to time which are timely delivered to Firstar.

2.    DUTIES AND RESPONSIBILITIES OF FIRSTAR

      A.    Portfolio Accounting Services.  Firstar shall:

                  (1) Maintain portfolio records on a trade date +1 basis using security trade information communicated from the investment manager.

                  (2) For each valuation date, obtain prices from a pricing source approved by the Board of Trustees of the Company and apply those

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      prices to the portfolio positions in a manner consistent with the
      Company's registration statement. For those securities where market quotations are not readily available, the Board of Trustees of the Company shall approve, in good faith, the method for determining the fair value for such securities, and Firstar shall value such securities in accordance with such method.

                  (3) Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for the accounting period.

                  (4) Determine gain/loss on security sales and identify them as, short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

      B.    Expense Accrual and Payment Services.  Firstar shall:

                  (1) For each valuation date, calculate the expense accrual amounts as directed or approved by the Company as to methodology, rate or dollar amount.

                  (2) Record payments for Fund expenses upon receipt of written authorization from the Company.

                  (3) Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by Firstar and the Company.

                  (4)   Provide expense accrual and payment reporting.

      C.    Fund Valuation and Financial Reporting Services.  Firstar shall:

                  (1) Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the transfer agent on a timely basis.

                  (2) Apply equalization accounting as directed by the Company.

                  (3) Determine net investment income (earnings) for the Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

                  (4) Maintain a general ledger and other accounts, books, and financial records for the Fund in accordance with good accounting practices and the accounting and regulatory requirements applicable to the Fund.

                  (5) Determine the net asset value of the Fund on the days and according to the accounting policies and procedures set forth in the Fund's registration statement.

                  (6) Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of the Fund.


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                  (7) Communicate, at an agreed upon time, the per share price for each valuation date to parties as agreed upon from time to time.

                  (8) Prepare monthly reports which document the adequacy of accounting detail to support month-end ledger balances.

      D.    Tax Accounting Services.  Firstar shall:

                  (1) Maintain accounting records for the investment portfolio of the Fund to support the tax reporting required by Subchapter M of the Internal Revenue Code.

                  (2) Maintain tax lot detail for the investment portfolio.

                  (3) Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Company.

                  (4) Provide the necessary financial information to support the taxable components of income and capital gains distributions to the transfer agent to support tax reporting to the shareholders.

      E.    Compliance Control Services.  Firstar shall:

                  (1) Support reporting to regulatory bodies and support financial statement preparation by making the Fund's accounting records available to the Company, the Securities and Exchange Commission (the "SEC"), and the outside auditors of the Company.

                  (2) Maintain accounting records according to the 1940 Act and regulations provided thereunder.

      F.    Other.  Firstar shall:

                  (1) Record and journalize investment, capital share and income and expense activities;

                  (2) Enter into the fund accounting system investment buy/sell trade tickets when received from the investment adviser for the Fund;

                  (3) Maintain individual ledgers for investment securities;

                  (4) Reconcile cash and investment balances of the Fund with the Custodian;

                  (5) Provide the General Ledger and the Statement of
      Operations;


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                  (6) Calculate capital gains and losses and foreign exchange gains and losses;

                  (7) Transmit or mail a copy of the daily portfolio valuation to the investment adviser;

3.    PRICING OF SECURITIES

      For each valuation date, obtain prices from a pricing source approved by the Company's Board of Trustees and apply those prices to the portfolio positions of the Fund. For those securities where market quotations are not readily available, the Company's Board of Trustees shall approve, in good faith, the method for determining the fair value for such securities, and Firstar shall value such securities in accordance with such method.

      If the Company desires to provide a price which varies from the pricing source, the Company shall promptly notify and supply Firstar with the valuation of any such security on each valuation date. All pricing changes made by the Company will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

4.    CHANGES IN ACCOUNTING PROCEDURES

      Any resolution passed by the Board of Trustees of the Company that affects accounting practices and procedures under this Agreement shall be effective upon receipt and written acceptance by Firstar.

5.    CHANGES IN EQUIPMENT, SYSTEMS, SERVICE, ETC.

      Firstar reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided to the Company under this Agreement.

6.    COMPENSATION

      Firstar shall be compensated for providing the services set forth in this Agreement in accordance with the Fee Schedule attached hereto as Exhibit A and as mutually agreed upon and amended from time to time. Such fees shall be effective and begin to accrue upon the first public offering and sale of shares of the Fund. The Company agrees to pay all fees and reimbursable expenses within ten (10) business days following the receipt of the billing notice.

7.    PERFORMANCE OF SERVICE;  LIMITATION OF LIABILITY

             A. Firstar shall exercise reasonable care in the performance of its duties under this Agreement. Firstar shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond Firstar's control, except a loss

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      resulting from Firstar's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, the Company shall indemnify and hold harmless Firstar from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys'
      fees) which Firstar may sustain or incur or which may be asserted against Firstar by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) except as provided in the first two sentences of this paragraph, or (ii) in reliance upon any written or oral instruction for a proper corporate purpose provided to Firstar by any duly authorized officer of the Company not employed by Firstar or any of its affiliates, such duly authorized officer to be included in a list of authorized officers furnished to Firstar and as amended from time to time in writing by resolution of the Board of Trustees of the Company.

            Firstar shall indemnify and hold the Company, each controlling person of the Company and their respective directors, trustees and officers (each a "Firstar Indemnitee") harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which such Firstar Indemnitee may sustain or incur or which may be asserted against such Firstar Indemnitee by any person arising out of any action taken or omitted to be taken by Firstar as a result of Firstar's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

            In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, Firstar shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond Firstar's control. Firstar will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of Firstar. Firstar agrees that it shall, at all times, have reasonable and tested contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Company shall be entitled to inspect Firstar's premises and operating capabilities at any time during regular business hours of Firstar, upon reasonable notice to Firstar.

            Regardless of the above, Firstar reserves the right to reprocess and correct administrative errors at its own expense.

            B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation which presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim which may be the subject of this indemnification if it acknowledges such responsibility for such claim.

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      In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation (i) initiate no further legal or other expenses for which it shall seek indemnification under this section and (ii) not confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

            The trustees and shareholders of the Company shall not be personally liable for any of the obligations of the Fund or the Company under this Agreement or in connection with any matter arising under or in connection with this Agreement.

8.    NO AGENCY RELATIONSHIP

      Nothing herein contained shall be deemed to authorize or empower Firstar to act as agent for the other party to this Agreement, or to conduct business in the name of, or for the account of the other party to this Agreement.

9.    RECORDS

      Firstar shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to the Company but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act, and the rules thereunder. Firstar agrees that all such records prepared or maintained by Firstar relating to the services to be performed by Firstar hereunder are the property of the Company and will be preserved, maintained, and made available in accordance with such section and rules of the 1940 Act and will be promptly surrendered to the Company on and in accordance with its request.

10.   DATA NECESSARY TO PERFORM SERVICES

      The Company or its agent, which may be Firstar, shall furnish to Firstar the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If Firstar is also acting as the transfer agent for the Company, nothing herein shall be deemed to relieve Firstar of any of its obligations under the Transfer Agent Servicing Agreement. Firstar shall provide to the Company's transfer agent, administrator, custodian, investment adviser and distributor such information and data produced or maintained by it under this Agreement as may be necessary for such other persons to perform their duties and obligations under their respective agreements with the Company and in such form as may be required by such persons.

11.   NOTIFICATION OF ERROR

      The Company will notify Firstar of any balancing or control error caused by Firstar within three (3) business days after receipt of any reports rendered by Firstar to the Company, or within three (3) business days after discovery of any error or omission not covered in the balancing or control procedure, or within three (3) business days of receiving notice from any shareholder.


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12.   PROPRIETARY AND CONFIDENTIAL INFORMATION

      Firstar agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company all records and other information relative to the Company and prior, present, or potential shareholders of the Company (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where Firstar may be exposed to civil or criminal contempt proceedings for failure to comply, after being requested to divulge such information by duly constituted authorities, or when so requested by the Company.

13.   TERM OF AGREEMENT

      This Agreement shall become effective as of the date hereof and, unless sooner terminated as provided herein, shall continue automatically in effect for successive two year periods. This Agreement may be terminated by the Company upon giving ninety (90) days prior written notice to the other party.

14.   NOTICES

      Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered as follows:

      Notice to Firstar shall be sent to:

                  Firstar Mutual Fund Services, LLC
                  615 East Michigan Street
                  Milwaukee, WI  53202

and notice to the Company shall be sent to:

                  The Legacy Funds, Inc.
                  61 Broadway
                  New York, N.Y. 10006-2802
                  Attn: President

or such other address of a party as may be specified by such party by written notice hereunder.

15.   DUTIES IN THE EVENT OF TERMINATION

      In the event that in connection with termination, a successor to any of Firstar's duties or responsibilities hereunder is designated by the Company by written notice to Firstar, Firstar will promptly, upon such termination and at the expense of the Company transfer to such successor all relevant books, records, correspondence and other data established or maintained by Firstar under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which Firstar has maintained the same, the Company shall pay any expenses associated with transferring the same to

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such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from Firstar's personnel in the establishment of books, records and other data by such successor.

16.   GOVERNING LAW

      This Agreement shall be construed in accordance with the laws of the State of Wisconsin. However, nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated by the SEC thereunder.

17.   ASSIGNMENT

      This Agreement may not be assigned by Firstar, nor may Firstar delegate its duties hereunder, without the prior written consent of the Company, and any assignment not in compliance with this Section shall be void. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

18.   AMENDMENT; WAIVER

      This Agreement may not be amended or changed except by a written instrument signed by the parties hereto. No omission or delay on the part of either party in requiring the due and punctual fulfillment by the other party of any of its obligations hereunder shall constitute a waiver by the omitting or delaying party of any of its rights to require such due and punctual fulfillment of any obligation hereunder, whether similar or otherwise, or a waiver of any remedy it may have hereunder or otherwise.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer in one or more counterparts as of the day and year first written above.

THE LEGACY FUNDS, INC.                  FIRSTAR MUTUAL FUND SERVICES, LLC


By:     _____________________________   By:     _______________________________

Print:  _____________________________   Print:  _______________________________

Title:  _____________________________   Title:  _______________________________

Date:   _____________________________   Date:   _______________________________

Attest: _____________________________   Attest: _______________________________




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                           FUND ACCOUNTING SERVICES

                             ANNUAL FEE SCHEDULE

EXHIBIT A

                  Separate Series of The Legacy Funds, Inc.

NAME OF SERIES                DATE ADDED

Legacy Growth Fund            December __, 1999

Domestic Equity Funds

      $23,000 for the first $40 million
      1.5 basis points on the next $200 million
      1 basis point on the balance

Out-of-pocket expenses, including daily pricing service

Fees and out-of-pocket expenses are billed to the Fund monthly.